Exhibit 99.1

Contact:

Jeff Hall, Chief Financial Officer

David Myers, Vice President, Investor Relations

(314) 810-3115

investor.relations@express-scripts.com

Express Scripts Reports Fourth Quarter and Full Year Results

Provides Initial 2013 Earnings Guidance

ST. LOUIS, February 18, 2013 — Express Scripts Holding Company (Nasdaq: ESRX) announced 2012 fourth quarter and full year net income attributable to Express Scripts shareholders from continuing operations of $515.9 million and $1,340.5 million, or $0.62 and $1.79 per diluted share, respectively. Adjusted earnings per share attributable to Express Scripts from continuing operations, as detailed in Table 4 were $1.05 and $3.74 per diluted share for the fourth quarter and full year, respectively.

“2012 was a monumental year for Express Scripts as we closed the acquisition of Medco and made significant progress integrating the two companies,” stated George Paz, chairman and chief executive officer. “Our financial performance in 2012 was strong, and as we look to the future, we are well positioned to capitalize on the complementary strengths of the combined organization, which enhance our ability to improve health outcomes, lower health care costs and continue to deliver long-term growth.”

Fourth Quarter 2012 Review (Results from continuing operations on an adjusted basis where indicated. See Tables 2 and 3)

All key metrics compared to 2011 were affected by the inclusion of Medco results beginning in the second quarter of 2012. Gross profit margin and EBITDA per adjusted claim increases over last year are mainly attributed to improved operating performance, increased generic utilization and realization of synergies.

•	Adjusted claims of 410.8 million, up 111%

•	Gross profit of $2.3 billion, up 160%

•	EBITDA of $1.6 billion, up 131%

•	EBITDA per adjusted claim of $4.01, up 10%

•	Cash flow from operations of $2.6 billion, compared to $0.5 billion in the fourth quarter of 2011

Full Year 2012 Review (Results from continuing operations on an adjusted basis where indicated. See Tables 2 and 3)

•	Adjusted claims of 1,395.7 million, up 86%

•	Gross profit of $7.5 billion, up 123%

•	EBITDA of $5.4 billion, up 103%

•	EBITDA per adjusted claim of $3.87, up 9%

•	Cash flow from operations of $4.8 billion, including merger-related costs, up from $2.2 billion in 2011

Due to the Federal Holiday on February 18, 2013, the Company expects to file its Annual Report on Form 10-K for the year ended December 31, 2012 with the Securities and Exchange Commission (“SEC”) on Tuesday, February 19, 2013. However, in connection with this earnings release, the contents of the Form 10-K substantially in the form expected to be filed on Tuesday, February 19, 2013, are expected to be made available to the public on the “Investor Information” section of the Company’s website at approximately 4:00 pm Eastern Time (3:00 p.m. Central Time) on Monday, February 18, 2013 at www.express-scripts.com/corporate. The Form 10-K, as filed with the SEC, will replace that document on the Company’s website as soon as practicable following its filing with the SEC.

2013 Guidance

The Company expects to achieve adjusted earnings per diluted share from continuing operations for 2013 in the range of $4.20 to $4.30, or 12% to 15% growth over 2012. Adjusted earnings per share for 2013 exclude items as detailed in Table 6.

•	Total adjusted claims are expected to grow 5% to 7% from 1,395.7 million adjusted claims reported in 2012

•	Selling, general and administrative expense is expected to decline 8% to 10% from $2,365.9 million reported on an adjusted basis in 2012

•	EBITDA per adjusted claim is expected to grow 15% to 18% from $3.87 reported on an adjusted basis in 2012

•	Effective tax rate is expected to be approximately 39%

•	Diluted shares outstanding is expected to be in a range of 825 million to 835 million

About Express Scripts

Express Scripts (NASDAQ: ESRX) manages more than a billion prescriptions each year for tens of millions of patients. On behalf of our clients – employers, health plans, unions and government health programs – we make the use of prescription drugs safer and more affordable. Express Scripts uniquely combines three capabilities – behavioral sciences, clinical specialization and actionable data – to create Health Decision ScienceSM, our innovative approach to help individuals make the best drug choices, pharmacy choices and health choices. Better decisions mean healthier outcomes.

Headquartered in St. Louis, Express Scripts provides integrated pharmacy benefit management services, including network-pharmacy claims processing, home delivery, specialty benefit management, benefit-design consultation, drug-utilization review, formulary management, and medical and drug data analysis services. The company also distributes a full range of biopharmaceutical products and provides extensive cost-management and patient-care services.

For more information, visit Lab.Express-Scripts.com or follow @ExpressScripts on Twitter.

SAFE HARBOR STATEMENT

This press release contains forward-looking statements, including, but not limited to, statements related to the Company’s plans, objectives, expectations (financial and otherwise) or intentions. Actual results may differ significantly from those projected or suggested in any forward-looking statements. Factors that may impact these forward-looking statements can be found in the Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s Form 10-K filed with the SEC on or about February 19, 2013. A copy of this form can be found at the Investor Relations section of Express Scripts’ web site at http://www.express-scripts.com/corporate.

We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

EXPRESS SCRIPTS HOLDING COMPANY

Unaudited Consolidated Statement of Operations

	Three Months Ended December 31,		Year Ended December 31,
(in millions, except per share data)	2012	2011	2012	2011
Revenues(*)	$27,410.7	$12,101.4	$93,858.1	$46,128.3
Cost of revenues (*)	25,107.8	11,256.9	86,527.9	42,918.4

Gross profit	2,302.9	844.5	7,330.2	3,209.9
Selling, general and administrative	1,398.4	268.0	4,545.7	895.5

Operating income	904.5	576.5	2,784.5	2,314.4

Other (expense) income:
Equity income from joint venture	5.5	—	14.9	—
Interest income	4.6	4.6	10.6	12.4
Interest expense and other	(157.4)	(115.4)	(619.0)	(299.7)

	(147.3)	(110.8)	(593.5)	(287.3)

Income before income taxes	757.2	465.7	2,191.0	2,027.1
Provision for income taxes	234.4	173.7	833.3	748.6

Net income from continuing operations	522.8	292.0	1,357.7	1,278.5
Net loss from discontinued operations, net of tax	(11.8)	—	(27.6)	—

Net income	511.0	292.0	1,330.1	1,278.5
Less: Net income attributable to non-controlling interest	6.9	1.6	17.2	2.7

Net income attributable to Express Scripts	$504.1	$290.4	$1,312.9	$1,275.8

Weighted average number of common shares outstanding during the period:
Basic	817.3	485.3	731.3	500.9
Diluted	832.4	489.0	747.3	505.0

Basic earnings (loss) per share
Continuing operations attributable to Express Scripts	$0.63	$0.60	$1.83	$2.55
Discontinued operations attributable to Express Scripts	(0.01)	—	(0.04)	—
Net earnings attributable to Express Scripts	0.62	0.60	1.80	2.55

Diluted earnings (loss) per share
Continuing operations attributable to Express Scripts	$0.62	$0.59	$1.79	$2.53
Discontinued operations attributable to Express Scripts	(0.01)	—	(0.04)	—
Net earnings attributable to Express Scripts	0.61	0.59	1.76	2.53

Amounts attributable to Express Scripts shareholders:
Income from continuing operations, net of tax	$515.9	$290.4	$1,340.5	$1,275.8
Discontinued operations, net of tax	(11.8)	—	(27.6)	—

Net income attributable to Express Scripts shareholders	$504.1	$290.4	$1,312.9	$1,275.8

(*)

Includes retail pharmacy co-payments of $3,304.0 million and $1,412.6 million for the three months ended December 31, 2012 and 2011, respectively and $11,668.6 million and $5,786.6 million for the year ended December 31, 2012 and 2011, respectively.

EXPRESS SCRIPTS HOLDING COMPANY

Unaudited Consolidated Balance Sheet

	December 31,	December 31,
(in millions)	2012	2011
Assets
Current assets:
Cash and cash equivalents	$2,793.9	$5,620.1
Restricted cash and investments	19.6	17.8
Receivables, net	5,480.6	1,915.7
Inventories	1,661.9	374.4
Deferred taxes	408.5	45.8
Prepaid expenses and other current assets	194.4	84.2
Current assets of discontinued operations	198.0	—

Total current assets	10,756.9	8,058.0
Property and equipment, net	1,634.3	416.2
Goodwill	29,359.8	5,485.7
Other intangible assets, net	16,037.9	1,620.9
Other assets	56.6	26.2
Noncurrent assets of discontinued operations	265.7	—

Total assets	$58,111.2	$15,607.0

Liabilities and stockholders’ equity
Current liabilities:
Claims and rebates payable	$7,440.0	$2,874.1
Accounts payable	2,909.1	928.1
Accrued expenses	1,630.0	656.0
Current maturities of long-term debt	934.9	999.9
Current liabilities of discontinued operations	143.4	—

Total current liabilities	13,057.4	5,458.1
Long-term debt	14,980.1	7,076.4
Deferred taxes	5,948.8	546.5
Other liabilities	692.9	50.7
Noncurrent liabilities of discontinued operations	36.3	—

Total liabilities	34,715.5	13,131.7

Stockholders’ equity:
Preferred stock, 15.0 shares authorized, $0.01 par value per share; and no shares issued and outstanding	—	—
Common stock, 2,985.0 shares authorized, $0.01 par value per share; shares issued: 818.1 and 690.7, respectively; shares outstanding: 818.1 and 484.6, respectively	8.2	6.9
Additional paid-in capital	21,289.7	2,438.2
Accumulated other comprehensive income	18.9	17.0
Retained earnings	2,068.2	6,645.6

	23,385.0	9,107.7

Common stock in treasury at cost, zero and 206.1 shares, respectively	—	(6,634.0)

Total Express Scripts stockholders’ equity	23,385.0	2,473.7

Non-controlling interest	10.7	1.6

Total stockholders’ equity	23,395.7	2,475.3

Total liabilities and stockholders’ equity	$58,111.2	$15,607.0

EXPRESS SCRIPTS HOLDING COMPANY

Unaudited Consolidated Statement of Cash Flows

	Year Ended December 31,
(in millions)	2012	2011
Cash flows from operating activities:
Net income	$1,330.1	$1,278.5
Net loss from discontinued operations, net of tax	27.6	—

Net income from continuing operations	1,357.7	1,278.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,872.6	253.4
Deferred income taxes	(390.4)	137.8
Employee stock-based compensation expense	410.0	48.8
Bad debt expense	158.8	11.6
Deferred financing fees	43.6	81.0
Other, net	(118.5)	4.5
Changes in operating assets and liabilities, net of effects of acquisition:
Receivables	325.2	(206.1)
Inventories	(515.8)	8.0
Other current and noncurrent assets	303.2	119.2
Claims and rebates payable	82.8	207.5
Accounts payable	982.2	271.4
Other current and noncurrent liabilities	240.8	(22.5)

Net cash provided by operating activities—continuing operations	4,752.2	2,193.1
Net cash provided by operating activities—discontinued operations	29.4	—

Net cash flows provided by operating activities	4,781.6	2,193.1

Cash flows from investing activities:
Acquisitions, net of cash acquired	(10,326.4)	—
Purchases of property and equipment	(160.2)	(144.4)
Purchase of short-term investments	(2.8)	(25.0)
Proceeds from sale of short-term investments	4.6	45.0
Proceeds from sale of business	61.5	—
Other	(5.8)	0.5

Net cash used in investing activities—continuing operations	(10,429.1)	(123.9)
Acquisitions, cash acquired—discontinued operations	42.8	—
Net cash used in investing activities—discontinued operations	(5.4)	—

Net cash used in investing activities	(10,391.7)	(123.9)

Cash flows from financing activities:
Proceeds from long-term debt, net of discounts	7,458.9	5,580.3
Repayment of long-term debt	(3,868.5)	(0.1)
Repayment of revolving credit line, net	(1,000.0)	—
Proceeds from accounts receivable financing facility	600.0	—
Repayment of accounts receivable financing facility	(600.0)	—
Excess tax benefit relating to employee stock-based compensation	45.3	28.3
Net proceeds from employee stock plans	326.0	32.2
Deferred financing fees	(103.2)	(91.6)
Treasury stock acquired	—	(2,515.7)
Distributions paid to non-controlling interest	(8.1)	(1.1)
Other	—	(2.9)

Net cash provided by financing activities—continuing operations	2,850.4	3,029.4
Net cash used in financing activities—discontinued operations	(26.8)	—

Net cash provided by financing activities	2,823.6	3,029.4

Effect of foreign currency translation adjustment	2.0	(2.2)

Less: cash attributable to discontinued operations	(41.7)	—

Net (decrease) increase in cash and cash equivalents	(2,826.2)	5,096.4
Cash and cash equivalents at beginning of year	5,620.1	523.7

Cash and cash equivalents at end of year	$2,793.9	$5,620.1

Table 1

Express Scripts Holding Company Unaudited Consolidated Selected Information

(in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Claims Volume
Continuing operations:
Network	299.2	156.4	1,020.7	600.4
Home delivery and specialty (1)	38.3	13.6	129.1	53.4

Total claims	337.5	170.0	1,149.8	653.8

Total adjusted claims—continuing operations(2)	410.8	194.9	1,395.7	751.5

Discontinued operations:
Home delivery and specialty (1)	1.2	—	4.9	—

Total adjusted claims—discontinued operations(2)	3.6	—	14.7	—

Depreciation and Amortization (D&A):
Revenue amortization(3)	$28.5	$28.5	$114.0	$114.0
Cost of revenues depreciation	32.0	12.3	105.3	43.5
Selling, general and administrative depreciation	58.4	14.9	178.9	55.2
Selling, general and administrative amortization	483.1	10.2	1,474.4	40.7

Total D&A—continuing operations	$602.0	$65.9	$1,872.6	$253.4

Generic Fill Rate
Network	80.6%	75.8%	79.4%	75.3%
Home delivery	73.7%	64.7%	71.5%	63.0%
Overall	79.8%	74.8%	78.5%	74.2%

Note: See Appendix for Footnotes and Additional Notes.

Table 2

Calculation of Express Scripts Holding Company Adjusted Gross Profit and SG&A—Continuing Operations

(in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Gross profit, as reported	$2,302.9	$844.5	$7,330.2	$3,209.9
Amortization of legacy Express Scripts intangible assets (3)	28.5	28.5	114.0	114.0
Non-recurring transaction and integration costs (4)	16.0	—	49.7	—
Accrual related to client contractual dispute (5)	—	30.0	—	30.0

Adjusted gross profit	$2,347.4	$903.0	$7,493.9	$3,353.9

Selling, general and administrative, as reported	$1,398.4	$268.0	$4,545.7	$895.5
Amortization of legacy Express Scripts intangible assets (3)	10.2	10.2	40.7	40.7
Amortization of Medco-related intangible assets (6)	472.9	—	1,433.7	—
Non-recurring transaction and integration costs (4)	130.8	42.2	705.4	62.5

Adjusted selling, general and administrative	$784.5	$215.6	$2,365.9	$792.3

Note: See Appendix for Footnotes and Additional Notes.

The Company is providing adjusted gross profit and adjusted selling, general and administrative expenses, in each case, excluding the impact of non-recurring charges and amortization of intangible assets (both of which are non-GAAP financial measures) in order to compare the underlying financial performance to prior periods.

Table 3

Express Scripts Holding Company EBITDA Reconciliation

(in millions, except per claim data)

The following is a reconciliation of net income from continuing operations attributable to Express Scripts to EBITDA from continuing operations attributable to Express Scripts. The Company believes net income is the most directly comparable measure calculated under U.S. GAAP.

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Net income from continuing operations, attributable to Express Scripts, as reported	$515.9	$290.4	$1,340.5	$1,275.8
Provision for income taxes	234.4	173.7	833.3	748.6
Depreciation and amortization	602.0	65.9	1,872.6	253.4
Interest expense, net	152.8	110.8	608.4	287.3
Equity income from joint venture	(5.5)	—	(14.9)	—

EBITDA from continuing operations, attributable to Express Scripts, as reported	1,499.6	640.8	4,639.9	2,565.1
Non-recurring transaction and integration costs (4)	146.8	42.2	755.1	62.5
Accrual related to client contractual dispute (5)	—	30.0	—	30.0

Adjusted EBITDA from continuing operations, attributable to Express Scripts	$1,646.4	$713.0	$5,395.0	$2,657.6

Total adjusted claims—continuing operations	410.8	194.9	1,395.7	751.5

Adjusted EBITDA per adjusted claim	$4.01	$3.66	$3.87	$3.54

Note: See Appendix for Footnotes and Additional Notes.

The Company is providing adjusted EBITDA excluding the impact of non-recurring charges in order to compare the underlying financial performance to prior periods.

EBITDA is earnings before other income (expense), interest, taxes, depreciation and amortization, or alternatively calculated as operating income plus depreciation and amortization. EBITDA is presented because it is a widely accepted indicator of a company’s ability to service indebtedness and is frequently used to evaluate a company’s performance. EBITDA, however, should not be considered as an alternative to net income, as a measure of operating performance, as an alternative to cash flow, as a measure of liquidity or as a substitute for any other measure computed in accordance with accounting principles generally accepted in the United States. In addition, our definition and calculation of EBITDA may not be comparable to that used by other companies.

Adjusted EBITDA per adjusted claim is a supplemental measurement used by analysts and investors to help evaluate overall operating performance. We have calculated adjusted EBITDA excluding certain charges recorded each year, as these charges are not considered an indicator of ongoing company performance. Adjusted EBITDA per adjusted claim is calculated by dividing adjusted EBITDA by the adjusted claim volume for the period. This measure is used as an indicator of EBITDA performance on a per-unit basis. Adjusted EBITDA, and as a result, adjusted EBITDA per adjusted claim, are affected by the changes in claim volumes between retail and mail-order, the relative representation of brand-name, generic and specialty pharmacy drugs, as well as the level of efficiency in the business.

Table 4

Calculation of Express Scripts Holding Company Adjusted EPS

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	(per diluted share)
EPS from continuing operations attributable to Express Scripts, as reported	$0.62	$0.59	$1.79	$2.53

Non-recurring/transaction-related items:
Transaction and integration costs (4)	0.11	0.06	0.61	0.08
Medco acquisition pre-close financing costs (7)	—	0.08	0.07	0.13
Discrete tax items (8)	(0.06)	—	(0.01)	—
Accrual related to client contractual dispute (5)	—	0.04	—	0.04

Amortization of:
Legacy Express Scripts intangible assets (3)	0.03	0.05	0.12	0.19
Medco-related intangible assets (6)	0.35	—	1.16	—

EPS from continuing operations, adjusted	$1.05	$0.82	$3.74	$2.97

EPS from discontinued operations attributable to Express Scripts, as reported	$(0.01)	$—	$(0.04)	$—

Non-recurring/transaction-related items:
Transaction and integration costs (9)	—	—	0.01	—

Amortization of:
Medco-related intangible assets (9)	—	—	0.02	—

EPS from discontinued operations, adjusted	$(0.01)	$—	$(0.01)	$—

Total EPS attributable to Express Scripts, adjusted	$1.04	$0.82	$3.73	$2.97

Note: See Appendix for Footnotes and Additional Notes.

The Company is providing EPS and EPS excluding the impact of non-recurring / transaction-related items and amortization of intangible assets (which is a non-GAAP financial measure) in order to compare the underlying financial performance to prior periods.

Table 5

Calculation of Express Scripts Holding Company Adjusted Effective Income Tax Rate

(in millions)

	Year Ended December 31, 2012
	Pre-Tax	Provision for Income Taxes	Adjusted Effective Income Tax Rate
Income from continuing operations, as reported	2,191.0	833.3
Income from discontinued operations, as reported	(15.4)	12.2

	2,175.6	845.5
Non-controlling interest	(17.2)	—

Total operations attributable to Express Scripts	2,158.4	845.5
Discrete tax items(8)	—	8.2

Total operations attributable to Express Scripts	2,158.4	853.7	39.6%

Note: See Appendix for Footnotes and Additional Notes.

The Company is providing adjusted effective income tax rate excluding the impact of discrete tax items (which is a non-GAAP financial measure) in order to compare the underlying financial performance to prior periods.

Table 6

2013 Guidance Information

	Estimated Year Ended December 31, 2013
	(per diluted share)
Adjusted EPS from continuing operations guidance	$4.20	to	$4.30

GAAP items not included in guidance:

Amortization of legacy Express Scripts intangible assets	$0.11

Amortization of Medco-related intangible assets (10)	$1.38

Transaction, integration and other non-recurring costs (11)	To be determined

Note: See Appendix for Footnotes and Additional Notes.

The full-year impact of Medco-related transaction and integration costs have yet to be determined. Accordingly, the Company is unable to include these charges in the list of GAAP items not included in guidance for 2013 revised adjusted EPS from continuing operations or to provide a reconciliation to the corresponding GAAP measure.

Appendix

Footnotes

(1)

Includes home delivery, specialty and other including: (a) drugs distributed through patient assistance programs (b) drugs we distribute to other PBMs’ clients under limited distribution contracts with pharmaceutical manufacturers and (c) FreedomFP claims.

(2)	Total adjusted claims reflect home delivery claims multiplied by 3, as home delivery claims typically cover a time period 3 times longer than retail claims.

(3)

Amortization of legacy Express Scripts intangible assets include amounts in both revenues and selling, general and administrative expense. Revenue amortization is related to the customer contract with WellPoint which consummated upon closing of the NextRx acquisition in 2009. Under U.S. GAAP standards, amortization of intangibles that arise in connection with consideration given to a customer by a vendor is characterized as a reduction of revenues. Intangible amortization of $28.5 million ($17.1 million and $17.9 million net of tax in 2012 and 2011, respectively) is included as a reduction to revenue for the three months ended December 31, 2012 and 2011. Intangible amortization of $114.0 million ($68.8 million and $71.9 million net of tax in 2012 and 2011, respectively) is included as a reduction to revenue for the year ended December 31, 2012 and 2011.

In addition, intangible amortization of $10.2 million ($6.1 million and $6.4 million net of tax in 2012 and 2011, respectively) is included in selling, general and administrative expense in the three months ended December 31, 2012 and 2011. Intangible amortization of $40.7 million ($24.5 million and $25.7 million net of tax in 2012 and 2011, respectively) is included in selling, general and administrative expense in the year ended December 31, 2012 and 2011.

(4)	Non-recurring transaction and integration costs include those directly related to the acquisition of Medco Health Solutions, Inc. (“Medco”).

Costs of $16.0 million ($10.4 million net of tax) and $49.7 million ($30.0 million net of tax) for the three months and year ended December 31, 2012, respectively, primarily composed of integration-related activities, are included in cost of revenues.

Costs of $131.3 million ($85.0 million net of tax) and $42.2 million ($26.4 million net of tax) primarily composed of severance costs, including stock compensation, are included in selling, general and administrative expense in the three months ended December 31, 2012 and 2011, respectively. Costs of $697.2 million ($420.7 million net of tax) and $62.5 million ($39.4 million net of tax) are included in selling, general and administrative expense in the years ended December 31, 2012 and 2011, respectively.

The Company recorded a net benefit of $0.5 million ($0.4 million net of tax) and net charges of $8.2 million ($4.9 million net of tax) within selling, general and administrative expenses for the three months and year ended December 31, 2012, respectively, in conjunction with the strategic decision to exit various businesses.

(5)	In December 2011, the Company recorded an accrual of $30 million ($18.9 million net of tax) as an offset to revenues for the year ended December 31, 2011 related to a client contractual dispute.

(6)

Amortization of intangible assets related to the acquisition of Medco of $472.9 million ($289.6 million net of tax) and $1,433.7 million ($865.2 million net of tax) for the three months and year ended December 31, 2012, respectively is included in selling, general and administrative expense.

(7)

Financing costs include fees related to the amortization of remaining bridge loan fees, commitment fees related to the new credit agreement and interest and fees on the senior notes secured in conjunction with the acquisition of Medco. Costs of $63.1 million ($39.5 million net of tax) is included in interest expense in the three months ended December 31, 2011. Costs of $85.2 million ($52.3 million net of tax) and $105.0 million ($66.2 million net of tax) is included in interest expense for the years ended December 31, 2012 and 2011, respectively.

(8)

Provision for income taxes includes discrete tax benefits of $51.7 million and $8.2 million for the quarter and year ended December 31, 2012, respectively. These items primarily relate to adjustments to prior year income tax return filings partially offset by a reversal of the deferred tax asset previously established for transaction-related costs that became nondeductible upon the consummation of the Merger.

(9)

Net income from discontinued operations, net of tax includes $8.1 milllion ($5.0 million net of tax) and $25.1 million ($15.2 million net of tax) of amortization of intangible assets related to the acquisition of Medco for the three months and year ended December 31, 2012, respectively. In addition, net income from discontinued operations, net of tax for the three months and year ended December 31, 2012, respectively includes a benefit of $3.7 million ($2.3 million net of tax) and charges of $7.8 million ($4.8 million net of charges) in conjunction with the strategic decision to exit various businesses.

(10)

Adjusted EPS will exclude amortization of intangible assets. The current estimate of full year amortization based on the preliminary purchase price allocation for the Medco transaction. The preliminary purchase price allocation may be subject to further refinement and may result in significant changes.

(11)

Adjusted EPS will exclude Medco-related transaction, integration and other non-recurring costs, including premium on early retirement of debt. The full-year impact of these costs have yet to be determined.

Appendix

Additional Notes

The Company now recognizes net income attributable to non-controlling interest which represents the share of net income allocated to members in consolidated affiliates. This share of net income was previously included within selling, general and administrative costs on the consolidated statement of operations. This classification impacted all quarters in 2012 and the third and fourth quarters of 2011 and did not impact net income attributable to Express Scripts shareholders.

During the fourth quarter of 2012, the Company determined that portions of the business within the Other Business Operations segment were not core to future operations and committed to a plan to dispose of these businesses. Consequently, results for the year ended December 31, 2012 have been adjusted for the discontinued operations of these businesses. This adjustment for discontinued operations impacts the second, third and fourth quarters of 2012.

Consult the Investor Information section of the Express Scripts website for the 2012 Express Scripts Recast Worksheet, a document that recasts historical information reflecting these changes as www.express-scripts.com/corporate